EXHIBIT 5

OPINION OF KEATING, MUETHING & KLEKAMP, P.L.L.

FACSIMILE (513) 579-6956

May 24, 2001

Direct Dial: (513) 579-6411
Email: mweiss@KMKlaw.com

Ladies and Gentlemen:

        This firm is general counsel to Kendle International Inc. and as such, we are familiar with Kendle’s Amended and Restated Articles of Incorporation, Amended and Restated Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the amendment of the Kendle 1997 Stock Option and Stock Incentive Plan (“Plan”), pursuant to which a total of 2,000,000 additional shares of Common Stock may be issued upon exercise of options granted under the Plan. Based solely upon such examination, we are of the opinion that:

  Kendle is a duly organized and validly existing corporation under the laws of Ohio; and

  Kendle has taken all necessary and required corporate actions in connection with the proposed issuance of up to an additional 2,000,000 shares of Common Stock pursuant to the Plan, and such Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of Kendle free of any claim of pre-emptive rights.

        We hereby consent to the filing of this opinion as an exhibit to a Registration Statement on Form S-8 with respect to the Common Stock issuable under the Plan and to the references to this firm in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consult is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, KEATING, MUETHING & KLEKAMP, P.L.L. By: /s/Mark A. Weiss Mark A. Weiss